Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt
Investor Relations
303-220-0100
deisenbrandt@ciber.com

CIBER’S 2005 FIRST QUARTER REVENUE SETS RECORD

EPS Above Guidance; Guides to Higher Second Quarter

GREENWOOD VILLAGE, Colo. – April 27, 2005 – CIBER, Inc. (NYSE: CBR), today reported results for the first quarter of 2005, ended March 31st.

“As guided, despite fewer billing days, the first quarter yielded a new record for quarterly revenue for CIBER and a very solid earnings result,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “It was unfortunate to have to guide to an abbreviated first quarter, and issue guidance last February lower than early Street expectations – as did several other IT services players.  However, the results reported today continue to demonstrate that we have a solid business model and now we have the calendar on our side for the second quarter, as well.  Following comments on the first quarter, we have updated our guidance below.”

(In millions, except share data amounts)

	Three months Ended
	Year Ago Quarter	Last Quarter	Current Quarter
Financial Summary:	March 2004	December 2004	March 2005
Revenue	$180.1	$235.2	$239.6
Net Income	$6.0	$7.5	$7.8
GAAP Earnings per share	$0.09	$0.11	$0.12
Cash Earnings per share	$0.10	$0.12	$0.13
Free Cash Flow*	$7.2	$8.5	$10.2

* Free cash flow is defined as net income plus depreciation plus amortization minus capital expenditures.  It does not include all operational working capital changes as the timing of certain payments and receipts unevenly distort quarterly results.

Operating Leverage Continues:

“For the last several years we have highlighted, almost preached, about the dynamics of how growing revenue dollars while growing the EBITA percent has a multiplier effect on earnings.  Please note how we are continuing to prove this financial value:”

(MORE)

($ millions)

	1Q04	1Q05	Growth
Revenue	$180.1	$239.6	33%

EBITA%	5.7%	6.6%	16%

EBITA $	$10.3	$15.8	53%

“Thus, a 33 percent increase in revenue and a 16 percent increase in EBITA margins has yielded a 53 percent increase in EBITA dollars, which further leads to higher cash flow and EPS.  This is not a new concept, but it appears to be flying under the radar screen,” continued Slingerlend.

Fiscal Quarter Recap:

Revenue for the March 31, 2005 quarter of $239.6 million was $59.5 million, or 33 percent, higher than the year earlier quarter of $180.1 million.  Sequentially, the March 2005 quarter was $4.4 million, or 2 percent, higher than the December 2004 quarter, despite less billing days.  Most importantly, organic revenue grew 4 percent on a consolidated basis over the first quarter of 2004.

Net Income of $7.8 million for the March 2005 quarter exceeded March 2004 results by $1.8 million, or 31 percent.  Net income was up $0.3 million from the fourth quarter of 2004 as, generally, higher productivity was tempered by higher early in the year payroll taxes.

GAAP EPS was $0.12/share for the March 2005 quarter, a 33 percent increase from March 2004’s FASB EITF 04-8 adjusted $0.09/share.

Cash Net Income (net income + tax adjusted amortization and related contingent convertible debt interest) was $9.4 million for the March 2005 quarter, an increase of 29 percent from the March 2004 quarter of $7.3 million.

Cash EPS was $0.13/share for the March 2005 quarter, a 30 percent increase from the year earlier quarter stated EPS of $0.10/share.

Free Cash Flow (FCF)  ($ millions, except per share data)

	March 2004	March 2005
Net Income	$6.0	$7.8

Depreciation	2.0	2.9

Amortization	0.6	1.6

Capital Exp.	(1.4)	(2.1)

FCF	$7.2	$10.2

“Other” CF Items*	(14.8)	(16.7)

Net FCF	$(7.6)	$(6.5)

Diluted Shares**	60.6	63.6

FCF/sh.	$0.12	$0.16

Net FCF/sh.	($0.13)	($0.10)

* “Other” Cash Flow Items, from the operating activities portion of the Statement of Cash Flows, vary with timing of receipts and payments and temporarily increase or decrease FCF.  For this reason, CIBER believes FCF is a more representative and less volatile calculation of cash flow.

** Presented without the synthetic Contingent Convertible Debt Dilution as such would produce artificial income and shares outstanding changes.

Operational Comments:

“Our business combinations from 2001-2004 continue to perform well.  Specifically, the material combinations from 2004 have enhanced our public sector and European operations.  As previously stated, for 2005 we are focused on internal growth across the business model, including CIBERsites® development.”

“CIBER has now surpassed all but the largest international consultancies, and we often have competitive advantages in capabilities and price points.  With operations in 17 countries we also now entertain requests from clients not previously possible, according to recent statements by some new clients and prospects,” said Slingerlend.

“During the quarter we acquired a single-office SAP operation from a competitor that found it no longer strategic to their model.  For CIBER, it squarely fit into our strategy of enhancing our U.S.-SAP operations.  There were approximately 30 employees in the office.  On an annual basis, it will represent less than one percent of revenue and earnings, but it has already successfully transitioned to CIBER and contributed approximately $1.8 million revenue to the current quarter.”

CIBERsites Initiative Began in the March Quarter:

Highlights for the first quarter included opening our initial low-cost “CIBERsites” domestic development center in Oklahoma City.  The early pipeline and signings for this facility are very encouraging.  Consequently, we procured our next site and in March announced that Tampa, Florida will host our second CIBERsites development center.  “With rates between $35-39/hour, we have a very attractive extension of and alternative to offshoring work and U.S. jobs,” said Tim Boehm, CIBERsites Practice President.

Additional First Quarter Wins and Accomplishments:

Federal Solutions Practice

•                  New U.S. Department of Agriculture $4+ million legacy systems to WebSphere project, that includes our CIBERsites domestic delivery center, to reengineer the national farmers’ loan system.

State & Local Solutions Practice

•                  New $20 million, multi-year contract with the City of New Orleans.

•                  New $4.5 million Pennsylvania Department of Health maintenance and .Net conversion contract for their WIC system.  Also, Pennsylvania’s Department of Transportation has commenced a new $4 million project.

CIBER Enterprise Solutions Practice (ERP)

•                  First SAP Campus Solutions win with Northern Kentucky University.

•                  New partnership with SunGard SCT for Campus Solutions implementations.

•                  Almost $8 million in 1Q05 wins in higher education campus solutions.

Custom Solutions Practice

•                  New $10 million three-Practice, cross-selling win in the paper industry that includes application development, infrastructure support and hosting, and an opportunity for an Oracle applications software upgrade.

•                  Nationwide Credit new $2+ million mainframe to ..Net project, which includes offshore delivery services.

•                  A major international entertainment industry client has signed new contracts worth over $4 million.

•                  Three outsourcing wins totaling almost $20 million at a major telecommunications client.

•                  Organic sequential and year-over-year growth in services revenue.

CIBER Europe Practice

•                  New million Euro plus ERP and custom software applications wins with Allianz (Germany), Bayer (Germany), Flint-Schmidt (Germany), Euroset (Russia), Alpha Retail (UK), Cosworth (UK) and Den Norske Bank (Norway).

•                  New cross-border contract with Sony Ericsson, combining Raleigh, NC with Oslo, Norway for an Information Technology Infrastructure Library (ITIL) project in Munich, Germany.

Domestic Wins and Pipeline

“First quarter 2005 domestic contract wins totaled $203 million, a 1.1:1 book-to-bill ratio.  Our domestic pipeline has grown to almost $1.9 billion, $0.3 million greater than last quarter, with most of the pipeline growth in our Corporate America custom software segment.  The public sector represents approximately one-third of our domestic business, but represents almost one-half of our pipeline.  Business activity appears to be at least as solid as anytime in the last five years.  We are hopeful the private sector and state and local governments will be updating dated systems at a faster pace in the near term,” added Slingerlend.

Director and Officer Updates:

During the first quarter, CIBER also announced the appointment of two new independent Directors, Paul Jacobs, Esq., and Dr. James Wetherbe, and the retirement effective May 2005 from our Board after 11 years by Jim Rutherford.  Also, Ed Longo, Chief Operating Officer, will retire April 30, 2005 as previously announced.  “We welcome our new Directors and thank Jim and Ed for their service to CIBER,” added Bob Stevenson, CIBER’s Chairman and Founder.

Second Quarter Goals:

“Our second quarter agenda includes closing public sector and ERP pipeline opportunities, more closings of outsourcing contracts, replacing a federal contract that is maturing and another that is scaling back, and improved results from European operations.  We also have increased scheduled investor presentations to improve awareness of our business model and operating performance; new institutional shareholders in the first quarter have told us that our focus on organic growth and increasing cash flow/share were their primary catalysts,” continued Slingerlend.

Guidance:

The second quarter will benefit from Easter falling within the March quarter, anticipated higher productivity with less payroll taxes, and more billing days than the first quarter.  At the present time and circumstances, CIBER anticipates revenue for the second quarter will increase approximately 2-4 percent to $244-248 million, that GAAP EPS will be $0.13-0.14/share and Cash EPS will be $0.14-0.15/share.  We are reaffirming the annual guided metrics (published in February 2005):  Revenue $970-990 million, GAAP EPS of $0.53-0.57/share, Cash EPS $0.58-0.62/share, and Free Cash Flow (as computed above) of $48-52 million, or approximately $0.80/sh.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia.  With offices in 17 countries, annualized revenue run rate of approximately $975 million and approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2005.  All rights reserved.

CIBER, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
In thousands, except per share data	2004	2005
Consulting services	$173,289	$231,073
Other revenue	6,766	8,492
Total revenue	180,055	239,565

Cost of consulting services	125,615	167,913
Cost of other revenue	5,017	4,762
Selling, general and administrative expenses	39,099	51,108
Amortization of intangible assets	609	1,580
Operating income	9,715	14,202
Other income (expense), net	64	(1,421)
Income before income taxes	9,779	12,781
Income tax expense	3,814	4,984
Net income	$5,965	$7,797

Earnings per share – diluted	$.09	$0.12

Weighted average shares – diluted	73,451	72,547

For the three months ended March 31, 2004 and 2005, respectively, earnings per share – basic was $0.10 and $0.12, and weighted average shares – basic were 59,242 and 62,648.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2004	March 31, 2005

Assets
Current assets:
Cash and cash equivalents	$44,446	$21,400
Accounts receivable, net	206,108	210,192
Prepaid expenses and other current assets	18,163	19,857
Income taxes refundable	743	1,049
Deferred income taxes	5,421	4,906
Total current assets	274,881	257,404

Property and equipment, net	26,745	25,750
Intangible assets, net	449,645	446,823
Other assets	7,401	7,185
Total assets	$758,672	$737,162

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,200	$23,804
Accrued compensation and related liabilities	46,491	45,561
Other accrued expenses and liabilities	50,405	44,399
Income taxes payable	10,914	9,782
Total current liabilities	136,010	123,546

Long-term line of credit - bank	48,704	40,708
Long-term debentures	175,000	175,000
Other long-term liabilities	17,418	17,747
Total liabilities	377,132	357,001

Minority Interest	3,877	2,978

Shareholders’ equity	377,663	377,183
Total liabilities and shareholders’ equity	$758,672	$737,162

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
In thousands	2004	2005

Operating activities:	$5,965	$7,797
Net income
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,963	2,933
Amortization of intangible assets	609	1,580
Deferred income tax expense	2,022	2,054
Provision for doubtful receivables	(49)	142
Other, net	408	873
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	1,320	(5,113)
Other current and long-term assets	(880)	(2,206)
Accounts payable	(2,802)	(4,120)
Accrued compensation and related liabilities	(12,076)	(484)
Other accrued expenses and liabilities	(4,810)	(6,556)
Income taxes payable/refundable	2,095	(1,281)
Net cash used in operating activities	(6,235)	(4,381)

Investing activities:
Acquisitions, net of cash acquired	(53,797)	(6,405)
Purchases of property and equipment, net	(1,366)	(2,127)
Net cash used in investing activities	(55,163)	(8,532)

Financing activities:
Employee stock purchases and options exercised	3,290	1,830
Purchases of treasury stock	(2,047)	(2,255)
Repayment of debt of acquired companies	(33,094)	—
Payments on long-term bank line of credit (net)	—	(7,996)
Payments on bank term note	—	(600)
Minority shareholder capital contribution	—	271
Net cash used in financing activities	(31,851)	(8,750)
Effect of foreign exchange rate changes on cash	(763)	(1,383)
Net decrease in cash and cash equivalents	(94,012)	(23,046)
Cash and cash equivalents, beginning of period	132,537	44,446
Cash and cash equivalents, end of period	$38,525	$21,400

Supplemental Information:

CIBER, Inc.

Supplementary Operating Results Analysis

For the Quarters Ended March 31 and December 31, 2004 and March 31, 2005

(unaudited)

($ In millions)

	Three Months Ended
	March 31, 2004		December 31, 2004		March 31, 2005
Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
By Divisions
U.S. Custom
Commercial*	$84.2	46	$89.4	38	$88.4	37
Federal	26.5	15	41.1	17	42.2	18
State & Local	25.1	14	29.2	13	31.2	13
U.S. Package	21.3	12	21.9	9	24.9	10
Europe*	23.9	13	53.9	23	53.4	22
Corporate Elims.	-0.9	—	-0.3	—	-0.5	—
Total	$180.1	100	$235.2	100	$239.6	100

Operating Income		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue
U.S. Custom
Commercial*	$6.4	7.6	$7.1	7.9	$7.1	8.0
Federal	3.6	13.6	4.7	11.4	5.7	13.5
State & Local	2.0	8.0	1.5	5.1	2.3	7.4
U.S. Package	1.0	4.7	2.9	13.2	2.6	10.4
Europe*	1.5	6.3	2.9	5.4	2.3	4.3
Corporate Expense	-4.2	-2.3	-4.4	-1.9	-4.2	-1.8
EBITA	$10.3	5.7	$14.7	6.3	$15.8	6.6
Amortization Expense	0.6	0.3	1.4	0.6	1.6	0.7
Operating Income	$9.7	5.4	$13.3	5.7	$14.2	5.9

* U.S. includes India’s results; Europe includes Eastern Asia

Average Headcounts: (~)
Billable	5,500	7,100	7,200
Total	6,300	8,100	8,200

Utilization (~)	91%	87%	89%

Avg. Hourly Bill Rates (~)	$72.25	$73.50	$75.00

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